Exhibit 99.1

FOR IMMEDIATE RELEASE

SANMINA-SCI NAMES JOSEPH R. BRONSON AS PRESIDENT AND COO

SAN JOSE, CA (August 23, 2007) Sanmina-SCI Corporation (“the Company”) (NASDAQ NM: SANM) today announced that Joseph R. Bronson has been named President and COO and was elected to the Board of Directors.  As President and COO, Bronson will be responsible for the Company’s business execution, financial and operational performance, and the overall business development and growth strategy.

Bronson most recently served as President and Director of FormFactor, Inc., a manufacturer of high performance advanced semiconductor wafer probe cards.  Bronson also spent 20 years at Applied Materials in senior level operations management positions concluding with Executive Vice President and Chief Financial Officer of the company.  In addition to his role as Chief Financial Officer, he was responsible for the Company’s global quality function, information technology, real estate, environmental health and safety systems and corporate communications.

“We are extremely pleased to have Joe Bronson join Sanmina-SCI’s management team and Board of Directors. Joe’s expertise and diverse backgrounds in high-end technology, financial discipline, and operations management will be invaluable to the strategic direction of the Company,” stated Jure Sola, Chairman and Chief Executive Officer of Sanmina-SCI Corporation.

About Sanmina-SCI

Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

The foregoing, including the discussion regarding the Company’s future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of Sanmina-SCI to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions, and competition and technological change. The Company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the Company’s fiscal year 2006 Annual Report on Form 10-K filed on January 3, 2007 and the other reports, including quarterly reports on Form 10-Q and current reports on Form 8-K, that the Company files with the Securities Exchange Commission.